SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 25, 2006

AMERICAN COMMUNITY BANCSHARES, INC.

(Exact name of Registrant as specified in its charter)

NORTH CAROLINA	000-30517	56-2179531
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification number)

4500 CAMERON VALLEY PARKWAY, SUITE 150, CHARLOTTE, NC 28211

(Address of principal executive offices)

Registrant’s telephone number, including area code (704) 225-8444

Not Applicable

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03 AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

Effective April 25, 2006, American Community Bancshares, Inc. (the “Registrant”) amended its bylaws. The following narrative describes the material changes to the Registrant’s bylaws.

The Registrant amended Article II, Section 1 of its bylaws such that the annual meeting of shareholders will be held on a date called by the board of directors after the fiscal year end and before June 30. The provision previously stated that the annual meeting would be held on the third Tuesday in the month of April at 11:00 a.m.

The Registrant amended the qualifications for directors set forth in Article III, Section 2 of its bylaws. As amended, a director may serve as a “director emeritus” after such director’s retirement from the board following his or her 65th birthday upon a resolution by the majority of the remaining members of the board. Further, a “director emeritus” shall be an advisory board member, may attend meetings of the board upon the invitation of the chairman of the board and may have such other rights, privileges and preferences as may be designated from time to time by the board. The Registrant also made clear in the amended bylaws that attendance at 100% of regularly scheduled and 75% of the aggregate regular and special board meetings is mandatory for members of the board unless extenuating circumstances exist. Furthermore, the amended bylaws require that all directors have business, economic and residential ties to the Registrant’s market area, that they own not less than 2,500 shares of the Registrant’s common stock, and that they maintain a deposit relationship with a financial subsidiary of the Registrant.

The Registrant amended Article V, Section 1 of the its bylaws such that the board shall designate three members to serve on an Executive Committee established by resolution of a majority of its members, and permitted the board, by resolution, to designate such other committees as it deems advisable, each of which may exercise all authority of the board in the management of the Registrant as the board shall determine. Further, the Registrant added that the designation of or delegation to a committee shall not operate to relieve the board or any member of any responsibility or liability imposed on the board or any member by law. The Registrant amended Section 2 of Article V to indicate that the chairman of the board shall appoint members of the board to serve on other committees. The Registrant deleted the provision in Section 2 stating that the creation of a committee and appointment of members to the committee must be approved by the greater of a majority of the board when action is taken or the number of directors constituting a quorum.

The Registrant amended Section 3 of Article VI to indicate that the compensation of officers shall be set forth in the charter of the compensation committee as in effect from time to time. The Registrant deleted the provision that stated that no officer would serve the Registrant in any other capacity and receive compensation therefor unless the additional compensation had been authorized by the board. The Registrant also deleted the provision that stated that the appointment of an officer did not create contract rights.

Finally, the Registrant changed the headings to Sections 11 and 12 of Article VI. Section 11 is now entitled Chief Financial Officer instead of Treasurer and Section 12 is now entitled Comptroller instead of Assistant Treasurers. All internal references to Treasurer or Assistant Treasurers were replaced with references to Chief Financial Officer and Comptroller, respectively.

A copy of the amended bylaws is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 8.01 OTHER EVENTS

On May 1, 2006, the Registrant announced that its board of directors approved a cash dividend of $0.05 per share to be paid on June 1, 2006 to shareholders of record on May 24, 2006. A copy of the press release (“Press Release”) announcing the cash dividend is attached hereto as Exhibit 99.2 and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit No.	Description of Exhibit
99.1	Registrant’s Amended Bylaws

99.2	Press Release dated May 1, 2006 announcing Registrant’s $0.05 cash dividend

This Current Report on Form 8-K (including information included or incorporated by reference herein) may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of Registrant’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. These statements are based upon the current belief and expectations of Registrant’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Registrant’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN COMMUNITY BANCSHARES, INC.

By:	/s/ Randy P. Helton
President and CEO

Dated: May 1, 2006

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Bylaws

99.2	Press Release